Exhibit 99.1
NEWS RELEASE
RANGE ANNOUNCES THIRD QUARTER 2010 RESULTS
FORT WORTH, TEXAS, OCTOBER 27, 2010...RANGE RESOURCES CORPORATION (NYSE: RRC) today announced its third quarter 2010 results. Production averaged 503 Mmcfe per day, a record high for the Company and a 15% increase over the prior-year quarter. This represents the 31st consecutive quarter of sequential production growth. Production was 77% natural gas and 23% natural gas liquids (NGLs) and crude oil. Drilling in the liquids-rich portion of the Marcellus Shale play as well as in the Midcontinent and Permian Basin regions drove the production growth. On a year-over-year basis, NGLs and crude oil production rose 62%, while natural gas production rose 6%.
Third quarter financial results were impacted by a 22% drop in realized prices, which more than offset a 16% decrease in unit costs. Reported GAAP net income was a loss of $8.2 million versus a loss of $29.8 million for the prior-year quarter. Diluted earnings per share was a loss of $0.05 versus a $0.19 loss for the prior-year period. Adjusted net income comparable to analysts’ estimates, a non-GAAP measure, was $18.9 million or $0.12 per diluted share. Reported GAAP net cash provided from operating activities totaled $138.4 million for the third quarter. Cash flow from operations before changes in working capital, a non-GAAP measure, declined 18% from the prior-year quarter to $140.8 million. Please see “Non-GAAP Financial Measures” for a definition of each of these non-GAAP financial measures and tables that reconcile each of these non-GAAP measures to their most directly comparable GAAP financial measure.
Range also announced that it has decided to offer for sale its Barnett Shale properties in Texas. The properties include approximately 360 producing wells and approximately 1,000 drilling locations. Net production from the Barnett Shale properties is expected to average approximately 120-130 Mmcfe per day in the fourth quarter of 2010. The properties include 53,000 net acres, of which approximately 80% is located in the core of the play and nearly 80% of the acreage is currently held by production.
Commenting on the announcement, John Pinkerton, Range’s Chairman and CEO, said, “While our financial results were impacted by a 22% decline in realized prices, much progress was made in the third quarter as our operating results were terrific, and we continue to execute on reducing our cost structure. Production rose 15%, surpassing the 500 Mmcfe per day milestone and marking our 31st consecutive quarter of sequential production growth. Unit costs continued to decline, with depreciation, depletion and amortization expense leading the way with an 18% decrease versus the prior-year quarter. DD&A expense is expected to decline further in the quarter ahead, as we anticipate our all-in finding and development costs for 2010 to come in at or below $1.00 per mcfe.
Importantly, our portfolio of high-quality, high-return projects is leading the way as shown by the results of liquids-rich plays in the Marcellus Shale play as well as in the Midcontinent and Permian areas. Our confidence in the quality and size of these plays was one of the key reasons we have decided to market our Barnett Shale properties. Divesting of our Barnett Shale properties reflects Range’s strategy of focusing on per-share growth. While a sale of our Barnett Shale properties will provide substantial capital, it will not inhibit our per-share production and reserve growth outlook. We currently anticipate that we can grow production and reserves in 2011 on both an absolute and per-share basis, despite losing the production and reserves associated with the planned sale.”
Financial Discussion
(Excludes non-cash mark-to-market and non-cash stock-based compensation items shown separately on attached tables)

For the quarter, production averaged 502.9 Mmcfe per day, comprised of 389.3 Mmcf per day of gas, 13,911 barrels per day of natural gas liquids and 5,012 barrels per day of oil, resulting in a production mix of 77% natural gas, 17% natural gas liquids and 6% crude oil. This compares to a production mix in the third quarter of 2009 of 84% natural gas, 8% natural gas liquids and 8% crude oil. With continued targeted drilling to liquids-rich regions, we expect our volume of natural gas liquids to continue to rise. Wellhead prices, including cash-settled derivatives, averaged $4.97 per mcfe, a 22% decrease versus the prior-year quarter. The average realized gas price was $4.34 per mcf, a 28% decrease from the prior-year quarter. The natural gas liquids price rose 9% to $34.04 a barrel versus the prior-year quarter, while oil prices rose 5% to $66.84 a barrel versus the prior-year quarter. Total natural gas, NGL and oil sales (including all cash-settled derivatives) declined 4% compared to the prior-year quarter to $245.4 million. In the third quarter, Range early-settled certain 2011 crude oil collars it had put in place earlier this year locking in $15.7 million of cash gains. These cash gains were recognized in the third quarter as additional cash flow, but were not included in the realized crude oil prices since they were settled early in a lump sum. These oil volumes were subsequently re-hedged.
During the third quarter 2010, Range continued to lower its cost structure. Depreciation, depletion and amortization expense decreased 18% from $2.42 per mcfe for the prior-year quarter to $1.98 per mcfe. Direct operating expenses for the quarter were $0.73 per mcfe, a 3% decrease compared to the prior-year quarter. Interest expense declined 4% from the prior-year quarter to $0.73 per mcfe. General and administrative expenses, excluding lawsuit settlements, were $0.61 per mcfe, a 9% increase over the prior-year quarter due primarily to continued increases in the Marcellus Shale division.
Capital Expenditures
Total third quarter capital expenditures of $265 million funded the drilling of 118 (78 net) wells and 5 (5 net) recompletions. A 99% success rate was achieved. For the first nine months of 2010, 156 (111 net) wells have been successfully drilled and are now on production, while 111 (81 net) wells are currently in various stages of completion or waiting on pipeline connection. In the third quarter, $177 million was expended on drilling and recompletions, $63 million on acreage, $5 million on expanding gas gathering systems and $20 million for exploration expense.
Operational Discussion
Range’s operational teams delivered outstanding results in the third quarter. The Marcellus Division exited the quarter with average production of 191 Mmcfe net per day, providing confidence that Range will meet or exceed its 2010 production exit rate target of 200 to 210 Mmcfe per day net. The majority of Marcellus drilling to date has been focused on the liquids-rich portion of the play in southwestern Pennsylvania. As a result, 29% of our Marcellus production is currently comprised of natural gas liquids and condensate. During the third quarter, the Marcellus Division brought online a total of 18 horizontal wells in southwestern Pennsylvania. Twenty three additional wells have been drilled in this liquids-rich area and are expected to be completed before year end. Of the 18 wells brought online in the third quarter, the initial seven-day gross production rate averaged 8.5 Mmcfe per day under somewhat constrained conditions. Based on initial production results, we expect the average estimated ultimate recovery (EUR) of these 18 wells to exceed our average reserve estimate of 5.0 Bcfe per well for the southwest portion of Pennsylvania. In response to lower natural gas prices, Range plans to utilize moderate-length laterals and fewer wells per pad in the near-term, to efficiently develop its leasehold while conserving capital. In the meantime, our upside potential from existing acreage continues to expand. As previously announced, Range has drilled and completed an initial horizontal test well to the Upper Devonian shales. The average seven-day test rate for the initial well was 5.1 Mmcfe per day. Additional Upper Devonian test wells are planned in 2011.

The Marcellus infrastructure build-out continues to make solid progress in both the southwestern and northeastern portions of the play. In the southwestern portion of the play, committed wet gas processing capacity has increased to 185 Mmcf per day and has scheduled expansions of 165 Mmcf per day in the first half of 2011 and another 40 Mmcf per day in the second half of 2011. Range also has access to an additional 40 Mmcf per day of wet gas processing on an interruptible basis during these same periods. Dry gas capacity is currently 25 Mmcf per day in southwestern Pennsylvania, increasing to 65 Mmcf per day by year-end 2010. In the northeastern portion of the play, the build out of the first phase 150 Mmcf per day Lycoming County gathering system is on schedule for a year-end 2010 start up, with capacity increasing to as much as 350 Mmcf per day by year-end 2011. In summary, Range currently has dry and wet gas capacity of 250 Mmcf per day, which is anticipated to rise to 440 Mmcf per day by year-end 2010 and to 805 Mmcf per day by year-end 2011.
Range has also announced strong results across its portfolio of properties in various oil plays. The Southwestern Division deepened three wells to the Strawn formation and recompleted another well into the Wolfcamp formation in its West Texas Conger field. The three Strawn deepenings yielded a combined daily average rate of 551 (468 net) Boe, approximately 80% liquids. The Wolfcamp recompletion added 594 (505 net) Boe per day, approximately 92% liquids. In the Ardmore Basin, Range announced its first two completions this year in the horizontal Woodford play. One well averaged 1,176 (362 net) Boe per day, approximately 68% liquids. The second completion averaged 1,514 (702 net) Boe per day or approximately 70% liquids. Range also announced a successful well in the 5,000-foot deep horizontal Mississippian Lime play in northern Oklahoma, which averaged 410 (318 net) Boe per day, approximately 63% liquids. Two additional wells in the play are currently drilling. In the emerging Cana Shale play in the Anadarko Basin, Range controls approximately 80,000 (42,000 net) legacy acres that are all held by production. Range plans to take a “wait and see approach,” as other operators de-risk surrounding acreage. While it is still early, the Upper Devonian, Cana and Utica shales have the potential to significantly expand the Company’s unrisked resource potential. Excluding the Upper Devonian, Cana and Utica potential, the Company’s acreage position is currently estimated to hold 24 to 32 Tcfe of unproven resource potential, or enough to grow its proved reserves by 10 times.
Conference Call Information
The Company will host a conference call on Thursday, October 28 at 1:00 p.m. ET to review these results. To participate in the call, please dial 877-407-0778 and ask for the Range Resources’ third quarter financial results conference call. A replay of the call will be available through November 4 at 877-660-6853. The account number is 286 and the conference ID for the replay is 359502. Additional financial and statistical information about the period not included in this release but to be presented in the conference call will be available on our home page at www.rangeresources.com.
A simultaneous webcast of the call may be accessed over the Internet at www.rangeresources.com or www.vcall.com. To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Company’s website for 15 days.
Non-GAAP Financial Measures and Supplemental Tables:
Third quarter 2010 results included several items. An $18.3 million non-cash mark-to-market loss on unrealized derivatives, non-cash unproved property impairments of $20.5 million, a $5.4 million charge on the early extinguishment of debt, $5.3 million non-cash gain recorded for the mark-to-market in the deferred compensation plan, $9.7 million of non-cash stock compensation expense and $469,000 for lawsuit settlements were recorded. Excluding these items, net income would have been $18.9 million or $0.12 per share ($0.12 fully diluted). Excluding similar items from the prior-year quarter, net income would have been $41 million or $0.26 per share ($0.26 fully diluted). By excluding these items from our earnings, we believe we present our earnings in a manner consistent with the presentation used by analysts in their projection of the Company’s earnings. (See accompanying table for calculation of these non-GAAP measures.)
“Cash flow from operations before changes in working capital” as defined in this release represents net cash provided by operations before changes in working capital and exploration expense adjusted for certain non-cash compensation items. Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to “Cash flows from operating, investing, or financing activities” as an indicator of cash flows, or as a measure of liquidity. A table is included which reconciles “Net cash provided from operating activities” to “Cash flow from operations before changes in working capital” as used in this release. On its website, the Company provides additional comparative information on prior periods.
Hedging and Derivatives
In this news release, Range has reclassified within total revenues its financial reporting of the cash settlement of its commodity derivatives. Under this presentation those hedges considered “effective” under ASC 815 are included in “Oil and gas sales” when settled. For those hedges designated to regions where the historical correlation between NYMEX and regional prices is “non-highly effective” or is “volumetric ineffective” due to sale of the underlying reserves, they are deemed to be “derivatives” and the cash settlements are included in a separate line item shown as “Derivative fair value income (loss)” in the consolidated statements of operations included in the Company’s Form 10-Q along with the change in mark-to-market valuations of such unrealized derivatives. The Company has provided additional information regarding oil and gas sales in a supplemental table included with this release, which would correspond to amounts shown by analysts for oil and gas sales realized, including cash-settled derivatives.
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent natural gas company operating in the Southwestern and Appalachian regions of the United States.
Except for historical information, statements made in this release such as expected drill-bit finding and development costs, high-quality and high-return projects, attractive returns on capital, expected operating costs, expected production growth and exit rates, expected capital funding sources, reduction of future unit costs, attractive hedge positions, solid financial position, estimated ultimate recovery and unproved resource potential and planned property sale are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and regulatory changes. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in

Range’s filings with the Securities and Exchange Commission (“SEC”), which are incorporated by reference.
The SEC permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Beginning with year-end reserves for 2009, the SEC permits the optional disclosure of probable and possible reserves. Range has elected not to disclose the Company’s probable and possible reserves in its filings with the SEC. Range uses certain broader terms such as “resource potential,” or “unproved resource potential” or “upside” or other descriptions of volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC’s guidelines. Range has not attempted to distinguish probable and possible reserves from these broader classifications. The SEC’s rules prohibit us from including in filings with the SEC these broader classifications of reserves. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. Unproved resource potential refers to Range’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers. Unproved resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include proved reserves. Area wide unproven, unrisked resource potential has not been fully risked by Range’s management. Actual quantities that may be ultimately recovered from Range’s interests will differ substantially. Factors affecting ultimate recovery include the scope of Range’s drilling program, which will be directly affected by the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, field spacing rules, recoveries of gas in place, length of horizontal laterals, actual drilling results, including geological and mechanical factors affecting recovery rates and other factors. Estimates of resource potential may change significantly as development of our resource plays provides additional data. Investors are urged to consider closely the disclosure in our Quarterly Report on Form 10-Q filed on July 27, 2010 for the period ending June 30, 2010, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this Form 10-Q by calling the SEC at 1-800-SEC-0330.

2010-26
Contacts:	Rodney Waller, Sr. Vice President	817-869-4258
	David Amend, Investor Relations Manager	817-869-4266
Karen Giles, Corporate Communications Manager 817-869-4238

Main number:	817-870-2601
www.rangeresources.com

RANGE RESOURCES CORPORATION
STATEMENTS OF INCOME
Based on GAAP reported earnings with additional
details of items included in each line in Form 10-Q
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009		2010	2009
Revenues
Natural gas, NGL and oil sales (a)	$219,560	$202,122		$663,104	$597,834
Cash-settled derivative gain (loss) (a)(c)	10,179	53,227		16,878	149,085
Early cash-settled derivative gain	15,697	—		15,697	—
Transportation and gathering	(1,351)	2,659		2,059	4,769
Transportation and gathering — non-cash stock compensation (b)	(283)	(215)		(926)	(678)
Change in mark-to-market on unrealized derivatives (c)	(18,284)	(53,323)		23,885	(83,393)
Ineffective hedging gain (loss) (c)	2,389	(386)		2,400	(483)
Equity method investment (d)	(845)	(1,022)		(1,830)	(6,548)
Gain (loss) on sale of properties (d)	67	32		79,111	39
Other (d)	(168)	547		(121)	(115)

	226,961	203,641	11%	800,257	660,510	21%

Expenses
Direct operating	33,681	30,313		93,378	99,123
Direct operating — non-cash stock compensation (b)	606	798		1,724	2,357
Production and ad valorem taxes	8,873	7,600		25,033	23,421
Exploration	14,213	9,923		41,113	32,676
Exploration — non-cash stock compensation (b)	1,023	979		3,231	2,933
Abandonment and impairment of unproven properties	20,534	24,053		46,438	84,579
General and administrative	28,233	22,382		71,093	61,235
General and administrative — non-cash stock compensation (b)	7,821	7,546		26,401	22,706
General and administrative — lawsuit settlements	469	—		3,035	—
Termination costs	—	840		5,138	840
Termination costs — non-cash stock compensation (b)	—	—		2,800	—
Deferred compensation plan (e)	(5,347)	16,445		(25,194)	29,635
Interest expense	33,806	30,633		94,872	86,817
Loss on early extinguishment of debt	5,351	—		5,351	—
Depletion, depreciation and amortization	91,768	97,208		271,391	270,241
Proved property impairment	—	—		6,505	—

	241,031	248,720	-3%	672,309	716,563	-6%

(Loss) income from operations before income taxes	(14,070)	(45,079)	69%	127,948	(56,053)	328%

Income taxes
Current	(10)	(695)		(10)	(76)
Deferred	(5,892)	(14,566)		49,495	(18,884)

	(5,902)	(15,261)		49,485	(18,960)

Net (loss) income	$(8,168)	$(29,818)	73%	$78,463	$(37,093)	312%

(Loss) income per share
Basic	$(0.05)	$(0.19)	74%	$0.49	$(0.24)	304%

Diluted	$(0.05)	$(0.19)	74%	$0.49	$(0.24)	304%

Weighted average shares outstanding, as reported
Basic	157,109	154,653	2%	156,777	154,257	2%
Diluted	157,109	154,653	2%	158,493	154,257	3%

(a)	See separate natural gas, NGL and oil sales information table.

(b)	Costs associated with stock compensation and restricted stock amortization, which have been reflected in the categories associated with the direct personnel costs, which are combined with the cash costs in the 10-Q.

(c)	Included in Derivative fair value income (loss) in the 10-Q.

(d)	Included in Other revenues in the 10-Q.

(e)	Reflects the change in the market value of the vested Company stock held in the deferred compensation plan.

RANGE RESOURCES CORPORATION
BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Assets
Current assets	$123,378	$153,735
Current unrealized derivative gain	153,585	21,545
Natural gas and oil properties	5,195,004	4,898,819
Transportation and field assets	78,749	91,835
Unrealized derivative gain	46,412	4,107
Other	240,037	225,840

	$5,837,165	$5,395,881

Liabilities and Stockholders’ Equity
Current liabilities	$374,244	$297,170
Current asset retirement obligation	2,446	2,446
Current unrealized derivative loss	1,957	14,488

Bank debt	165,000	324,000
Subordinated notes	1,686,260	1,383,833

Total long-term debt	1,851,260	1,707,833

Deferred taxes	842,228	776,965
Unrealized derivative loss	—	271
Deferred compensation liability	116,601	135,541
Long-term asset retirement obligation and other	73,159	82,578

Common stock and retained earnings	2,482,999	2,380,132
Treasury stock	(7,716)	(7,964)
Other comprehensive income	99,987	6,421

Total stockholders’ equity	2,575,270	2,378,589

	$5,837,165	$5,395,881

RANGE RESOURCES CORPORATION
CASH FLOWS FROM OPERATING ACTIVITIES

(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net (loss) income	$(8,168)	$(29,818)	$78,463	$(37,093)
Adjustments to reconcile net cash provided from operating activities:
Loss (gain) from equity investment	845	1,022	1,830	6,548
Deferred income tax expense (benefit)	(5,892)	(14,566)	49,495	(18,884)
Depletion, depreciation and amortization and impairment of proved properties	91,767	97,208	277,896	270,241
Exploration dry hole costs	1,661	211	1,661	342
Abandonment and impairment of unproved properties	20,534	24,053	46,438	84,579
Mark-to-market (gains) losses on oil and gas derivatives not designated as hedges	18,284	53,323	(23,885)	83,393
Unrealized derivative (gain) loss	(2,389)	386	(2,400)	483
Allowance for bad debts	—	1,151	—	1,151
Amortization of deferred financing costs and other	6,524	2,957	8,891	5,290
Deferred and stock-based compensation	4,447	26,050	10,313	58,844
(Gain) loss on sale of assets and other	(67)	(1,982)	(79,111)	(39)

Changes in working capital:
Accounts receivable	(5,113)	(8,080)	10,279	38,373
Inventory and other	(2,745)	1,347	(2,407)	(807)
Accounts payable	(1,494)	4,932	12,365	(67,076)
Accrued liabilities	20,237	17,140	9,040	18,423

Net changes in working capital	10,885	15,339	29,277	(11,087)

Net cash provided from operating activities	$138,431	$175,334	$398,868	$443,768

RECONCILIATION OF NET CASH PROVIDED FROM OPERATING
ACTIVITIES, AS REPORTED, TO CASH FLOW FROM OPERATIONS
BEFORE CHANGES IN WORKING CAPITAL, a non-GAAP measure

(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net cash provided from operating activities, as reported	$138,431	$175,334	$398,868	$443,768

Net change in working capital	(10,885)	(15,339)	(29,277)	11,087

Exploration expense	12,552	9,912	39,452	32,534

Office closing severance/exit accrual	—	840	5,138	840

Lawsuit settlements	469	—	3,035	—

Non-cash compensation and other	209	335	384	(2,083)

Cash flow from operations before changes in working capital, a non-GAAP measure	$140,776	$171,082	$417,600	$486,146

ADJUSTED WEIGHTED AVERAGE SHARES OUTSTANDING
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Basic:
Weighted average shares outstanding	160,038	157,407	159,582	156,820
Stock held by deferred compensation plan	(2,929)	(2,754)	(2,805)	(2,563)

	157,109	154,653	156,777	154,257

Dilutive:
Weighted average shares outstanding	160,038	157,407	159,582	156,820
Dilutive stock options under treasury method unless anti-dilutive	(2,929)	(2,754)	(1,089)	(2,563)

	157,109	154,653	158,493	154,257

RANGE RESOURCES CORPORATION
RECONCILIATION OF NATURAL GAS, NGL AND OIL SALES AND DERIVATIVE FAIR VALUE INCOME (LOSS) TO CALCULATED CASH REALIZED NATURAL GAS, NGL AND OIL SALES, PRODUCTION PRICES AND DIRECT OPERATING CASH COSTS, a non-GAAP measure

(Unaudited, in thousands, except per unit data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

	2010	2009		2010	2009
Natural gas, NGL and oil sales components:
Natural gas sales	$129,557	$97,004		$416,250	$300,646
NGL sales	43,562	16,886		112,061	36,455
Oil sales	30,825	33,870		99,622	101,892

Cash-settled hedges (effective):
Natural gas	15,616	54,122		35,148	146,594
Crude oil	—	240		23	12,247

Total natural gas, NGL and oil, as reported	$219,560	$202,122	9%	$663,104	$597,834	11%

Derivative fair value income (loss) components:
Cash-settled derivatives (ineffective):
Natural gas	$10,179	$53,200		$16,874	$41,510
Crude oil (c)	15,697	27		15,701	7,575

Change in mark-to-market on unrealized derivatives	(18,284)	(53,323)		23,885	(83,393)
Unrealized ineffectiveness	2,389	(386)		2,400	(483)

Total derivative fair value income (loss), as reported	$9,981	$(482)		$58,860	$65,209

Natural gas, NGL and oil sales, including cash-settled derivatives:
Natural gas sales	$155,352	$204,326		$468,272	$588,750
Natural gas liquid sales	43,562	16,886		112,061	36,455
Gas sales	30,825	34,137		99,649	121,714

	$229,739	$255,349		$679,982	$746,919
Early settled derivatives (c)	15,697	—		15,697	—

Total	$245,436	$255,349	-4%	$695,679	$746,919	-7%

Production during the period (a):
Natural gas (mcf)	35,818,171	33,747,972	6%	104,320,417	96,205,898	8%
Natural gas liquid (bbl)	1,279,751	543,005	136%	2,989,106	1,492,259	100%
Oil (bbl)	461,145	534,399	-14%	1,460,565	1,987,603	-27%
Equivalent (mcfe) (b)	46,263,547	40,212,396	15%	131,018,443	117,085,070	12%

Production – average per day (a):
Natural gas (mcf)	389,328	366,826	6%	382,126	352,403	8%
Natural gas liquid (bbl)	13,911	5,902	136%	10,949	5,466	100%
Oil (bbl)	5,012	5,809	-14%	5,350	7,281	-27%
Equivalent (mcfe) (b)	502,865	437,091	15%	479,921	428,883	12%

Average prices realized, including cash-settled hedges and derivatives:
Natural gas (mcf)	$4.34	$6.05	-28%	$4.49	$6.12	-27%
Natural gas liquid (bbl)	$34.04	$31.10	9%	$37.49	$24.43	53%
Oil (bbl)	$66.84	$63.88	5%	$68.23	$61.24	11%
Equivalent (mcfe) (b)	$4.97	$6.35	-22%	$5.19	$6.38	-19%

Direct operating cash costs per mcfe (d):
Field expenses	$0.71	$0.68	4%	$0.68	$0.80	-15%
Workovers	0.02	0.07	-71%	0.03	0.05	-40%

Total direct operating cash costs	$0.73	$0.75	-3%	$0.71	$0.85	-16%

(a)	Represents volumes sold regardless of when produced.

(b)	Oil and natural gas liquids are converted to gas equivalents on a basis of six mcf per barrel.

(c)	Average prices for three months and the nine months ended September 30, 2010 excludes early settled oil collars of $15.7 million.

(d)	Excludes non-cash stock compensation.

RANGE RESOURCES CORPORATION
RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES AS REPORTED TO INCOME FROM OPERATIONS BEFORE INCOME TAXES EXCLUDING CERTAIN ITEMS, a non-GAAP measure
(Unaudited, in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2010	2009		2010	2009
(Loss) income from operations before income taxes, as reported	$(14,070)	$(45,079)	69%	$127,948	$(56,053)	328%
Adjustment for certain non-cash items
(Gain) loss on sale of properties	(67)	(32)		(79,111)	(39)
Equity method impairment	—	—		—	2,950
Change in mark-to-market on unrealized derivatives (gain) loss	18,284	53,323		(23,885)	83,393
Ineffective hedging (gain) loss	(2,389)	386		(2,400)	483
Abandonment and impairment of unproven properties	20,534	24,053		46,438	84,579
Loss on early extinguishment of debt	5,351	—		5,351	—
Proved property impairment	—	—		6,505	—
Termination costs	—	840		7,938	840
Lawsuit settlements	469	—		3,035	—
Transportation and gathering – non-cash stock compensation	283	215		926	678
Direct operating – non-cash stock compensation	606	798		1,724	2,357
Exploration expenses – non-cash stock compensation	1,023	979		3,231	2,933
General & administrative – non-cash stock compensation	7,821	7,546		26,401	22,706
Deferred compensation plan – non-cash stock compensation	(5,347)	16,445		(25,194)	29,635

Income from operations before income taxes, as adjusted	32,498	59,474	-45%	98,907	174,462	-43%

Income taxes, adjusted
Current	(10)	(695)		(10)	(76)
Deferred	13,620	19,205		40,007	61,456

Net income excluding certain items, a non-GAAP measure	$18,888	$40,964	-54%	$58,910	$113,082	-48%

Non-GAAP earnings per share
Basic	$0.12	$0.26	-54%	$0.38	$0.73	-48%

Diluted	$0.12	$0.26	-54%	$0.37	$0.71	-48%

Non-GAAP diluted shares outstanding, if dilutive	160,389	158,865		158,493	158,391

HEDGING POSITION
As of October 1, 2010

(Unaudited)

		Gas		Oil
		Volume	Average	Volume	Average
		Hedged	Hedge	Hedged	Hedge
		(Mmbtu/d)	Prices	(Bbl/d)	Prices
4Q 2010	Collars	335,000	$5.56 - $7.20	1,000	$75.00- $93.75

Total 2011	Collars	408,200	$5.56 - $6.48	—	—
	Calls	—	—	5,500	$80.00

Total 2012	Collars	119,641	$5.50 - $6.25	2,000	$70.00 - $80.00
	Calls	—	—	4,700	$85.00

Note:	Details as to the Company’s hedges are posted on its website and are updated periodically. See website for Supplemental Tables 6 and 7 detailing any premiums paid or received in connection with the hedges above.
SEE WEBSITE FOR OTHER SUPPLEMENTAL INFORMATION FOR THE PERIODS